Exhibit 10.24

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) dated October 19, 2006 for reference purposes only is made by and between FoxHollow Technologies, Inc., a Delaware corporation (“Assignor”), and Google, Inc., a Delaware corporation (“Assignee”).

This Assignment is made with reference to the following facts and circumstances:

A. Britannia Hacienda VIII LLC, as “Landlord” (“Landlord”), and Assignor, as “Tenant,” are parties to that certain Lease dated as of November 1, 2005 (the “Lease”), whereby Landlord leased to Assignor those certain premises (the “Premises”) consisting of approximately 124,274 rentable square feet of space constituting the building commonly known as 2081 Stierlin Court located in the Britannia Shoreline Technology Park in the City of Mountain View, County of Santa Clara, State of California, as more particularly described in the Lease.

B. Assignor desires to assign to Assignee all of Assignor’s right, title and interest in, under and to the Lease, and Assignee desires to accept such assignment and assume all of the obligations of “Tenant” under the Lease, except as mutually agreed in writing between Assignee and Landlord under separate agreement between the parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Lease. A copy of the Lease is attached hereto as Exhibit A and it has not been assigned, modified, supplemented or amended in any way. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Lease. Assignor represents that (a) the Lease is in full force and effect, (b) no event of default on the part of Tenant exists under the Lease, (b) to Assignor’s knowledge without duty of inquiry, no default on the part of Landlord exists under the Lease, and (c) to Assignor’s knowledge without duty of inquiry, no event has occurred or situation exists which, with the passage of time or the giving of notice, would become an event of default under the Lease by either Assignor or Landlord.

2. Effective Date. This assignment and assumption of the Lease shall be effective as of the date by which this Assignment is fully executed by the parties hereto and Landlord’s consent to this Assignment is obtained (the “Effective Date”).

3. Assignment: Assignor hereby assigns, transfers and conveys to Assignee, as of the Effective Date, all of Assignor’s right, title and interest in, under and to the Lease and the Premises (including, without limitation, all of Assignor’s right to the Tenant Improvement Allowance under the Lease). Also effective as of the Effective Date, Assignee accepts this assignment and hereby assumes and agrees to keep, perform and fulfill, as a direct obligation to Landlord and for the benefit of Assignor, all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by the “Tenant” under the Lease from and after the Effective Date, including, without limitation, the making of all payments due to Landlord under the Lease which may become due and payable on or after the Effective Date.

4. Indemnity Obligations.

A. Assignee shall indemnify, defend, and hold harmless Assignor from and against any and all losses, costs, claims, liabilities and damages arising from or relating to (i) the Premises and/or the Lease which shall have accrued on or after the Effective Date or (ii) Assignee’s breach of any of its obligations under the Lease. The provisions of this paragraph shall survive the expiration or termination of the Lease and this Assignment.

B. Assignor shall indemnify, defend, and hold harmless Assignee from and against any and all third party claims for losses, costs, claims, liabilities and damages occurring during the period commencing on the Construction Access Date under the Lease and ending on the Effective Date hereunder to the extent the same resulted from the occupancy of or entry into the Premises by Assignor or its agents, contractors or vendors. The provisions of this paragraph shall survive the expiration or termination of the Lease and this Assignment.

5. Condition of the Premises. As between Assignor and Assignee, the parties acknowledge and agree that Assignee is accepting the Premises on an “AS IS” basis and that Assignor has made no representations or warranties, express or implied, whatsoever, with respect to the Premises, including, without limitation, any representation or warranty as to the suitability of the Premises for Assignee’s intended use. Assignor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including the Americans with Disabilities Act of 1990, as may be amended). To Assignor’s knowledge without duty of inquiry, neither Assignor nor its agents, contractors or vendors have caused any physical damage to the Premises.

6. Accommodation Fee: In order to induce Assignee to enter into this Assignment, subject to the satisfaction of the conditions set forth in Paragraph 8 below, Assignor shall pay to Assignee, on or before December 31, 2006, One Million Five Hundred Thousand Dollars ($1,500,000) (the “Accommodation Fee”).

7. Security Deposit: Within ten (10) days following the full execution of this Assignment and the satisfaction of the conditions set forth in Paragraph 8 below, Assignee shall deposit with Landlord either a cash Security Deposit in the amount of Five Hundred Thousand Dollars ($500,000) or a Letter of Credit in the same amount that satisfies the requirements of Article 16 of the Lease. The original Letter of Credit deposited by Assignor with Landlord in the amount of Five Hundred Thousand Dollars ($500,000) (the “Assignor’s Letter of Credit”) shall be returned to Assignor and cancelled.

8. Condition Precedent: Notwithstanding anything to the contrary in this Assignment, this Assignment and the parties’ obligations under the Assignment are conditioned upon the written consent of Landlord to this Assignment, which consent shall contain the following provisions except to the extent waived by Assignor in writing: (a) Landlord shall release Assignor from all of Assignor’s obligations and liabilities under the Lease (subject to the provisions in (b) below regarding Assignor’s Letter of Credit); and (b) upon Assignee’s deposit with Landlord of a cash Security Deposit or Letter of Credit complying with the requirements of Paragraph 7 above, Landlord shall return to Assignor the Assignor’s Letter of Credit and shall execute the documentation reasonably required to cancel the Assignor’s Letter of Credit (provided, however, that until Assignee so deposits with Landlord such cash Security Deposit or Letter of Credit, Assignor’s Letter of Credit shall continue to be held by Landlord as security for the faithful performance of all the obligations of “Tenant” under the Lease in accordance with Article 16 of the Lease).

9. Commissions: Assignor and Assignee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this Assignment other than Warren Wixen and Colliers International representing Assignee (collectively, “Assignee’s Broker”) and Cornish & Carey Commercial representing Assignor (“Assignor’s Broker”). Subject to the full execution of this Assignment and the satisfaction of the condition precedent set forth in Paragraph 8 above, Assignor shall pay the following real estate commissions in connection with this Assignment: (a) Assignor shall pay to

Assignee’s Broker a real estate commission in the amount of three percent (3%) of the Minimum Monthly Rental under Section 3.1(a) of the Lease for the initial Term only after deducting therefrom the Accommodation Fee; and (b) pursuant to a separate agreement, Assignor shall pay to Assignor’s Broker a real estate commission in the amount of two percent (2%) of the Minimum Monthly Rental under Section 3.1(a) of the Lease for the initial Term only, after deducting therefrom the Accommodation Fee. The commission payable to Assignee’s Broker shall be made by Assignor in the following installments: Fifty percent (50%) of such commission on or before December 31, 2006 and the balance of such commission on or before March 31, 2007. Such commission payable to Assignee’s Broker shall be made payable to Colliers International, and Colliers International shall pay Warren Wixen his share of such commission pursuant to a separate agreement between Colliers International and Warren Wixen. The commission payable to Assignor’s Broker shall be due on or before March 31, 2007. Assignee shall indemnify, defend and hold Assignor harmless from and against all claims for any other brokerage commissions, finder’s fees or other compensation made by any agent, broker, salesman or finder as a consequence of Assignee’s actions or dealings with such other agent, broker, salesman, or finder. Assignor shall indemnify, defend and hold Assignee harmless from and against any and all costs, liabilities, losses and expenses resulting from any claim, suit, action or proceeding brought by Assignor’s Broker or any other agent, broker, salesman or finder used in connection with this Assignment and Assumption Agreement.

10. Refusal Notice: Assignee acknowledges that Assignor has informed Assignee that Assignor previously received from Landlord a First Refusal Notice under Section 1.3(b) of the Lease and that Assignor did not accept the offer contained therein.

11. Miscellaneous: Assignor and Assignee shall execute and deliver such additional documents as may reasonably be required to carry out the purposes of this Assignment. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. If either party brings an action or legal proceeding with respect to this Assignment, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. All captions contained in this Assignment are for convenience of reference only and shall not affect the construction of this Assignment. This Assignment may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same Assignment. Facsimile signatures shall be as binding as signatures on original counterparts. This Assignment shall be governed by the laws of the State of California. If any one or more of the provisions of this Assignment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment intending it to be effective as of the Effective Date.

ASSIGNOR: FOXHOLLOW TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Mathew Ferguson

Print Name:	Mathew Ferguson

Title:	CFO
Date:	11/7/06

ASSIGNEE: GOOGLE, INC., a Delaware corporation

By:	/s/ David Radcliffe

Print Name:	David Radcliffe

Title:	VP of Real Estate
Date:	10/19/06

EXHIBIT A

LEASE

[attached]

CONSENT OF LANDLORD

Britannia Hacienda VIII LLC, a Delaware limited liability company (“Landlord”), as landlord under the Lease dated as of November 1, 2005 (the “Lease”) with FoxHollow Technologies, Inc., a Delaware corporation (“Assignor”) as tenant, covering premises of approximately 124,274 rentable square feet of space constituting the building commonly known as 2081 Stierlin Court located in the Britannia Shoreline Technology Park (the “Park”) in the City of Mountain View, County of Santa Clara, State of California, as more particularly described in the Lease (the “Premises”), hereby consents to the proposed Assignment and Assumption Agreement dated November 7, 2006 (the “Assignment”) between Tenant as assignor and Google, Inc., a Delaware corporation (“Assignee”) as assignee, and to all of the terms and conditions contained therein, subject to the following:

(a) This consent is conditional upon, and shall become effective only upon, Landlord’s receipt of a copy of this Consent signed by Landlord, Assignee and Assignor. Such date that this consent becomes effective shall be referred to herein as the “Effective Date.”

(b) Landlord shall not incur or be subject to any liability for any brokerage commissions in connection with the Assignment.

(c) Assignee hereby assumes and agrees to keep, perform and fulfill, as a direct obligation to Landlord, all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by the “Tenant” under the Lease from and after the Effective Date.

(d) As of the Effective Date (but subject to the terms of subparagraph (e) below), Landlord hereby fully and unconditionally releases Assignor from each and every claim, action, cause of action, obligation, cost, demand and liability of every type and nature, known and unknown, arising from or connected with the Lease. Landlord expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

(e) Promptly following Assignee’s deposit with Landlord of a cash Security Deposit or Letter of Credit complying with the requirements of Paragraph 7 of the Assignment, Landlord shall return to Assignor the Letter of Credit under the Lease and shall execute the documentation reasonably required to cancel the same. Until Assignee deposits with Landlord such cash Security Deposit or Letter of Credit complying with the requirements of Paragraph 7 of the Assignment, the Letter of Credit previously delivered by Assignor shall continue to be held by Landlord as security for the faithful performance of all the obligations of “Tenant” under the Lease in accordance with Article 16 of the Lease.

(f) To Landlord’s knowledge, without duty of inquiry, neither Landlord nor Assignor is in default in the performance or any covenant, agreement or condition contained in the Lease,

and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default by any party under the Lease.

(g) Landlord and Assignee agree that in applying the provisions of Sections 7.1, 7.2(a) and 7.2(c) of the Lease and the provisions of the Workletter attached to and incorporated in the Lease, upon any written request by Assignee for Landlord’s consent to or approval of proposed alterations, additions or improvements to be constructed by Assignee and for Landlord’s concurrent specification of whether Landlord will or will not require removal or restoration (to the extent Landlord has a right to so specify under the Lease) of such alterations, additions or improvements or of the portions of the Premises affected thereby upon termination or expiration of the Lease, (i) Landlord shall respond to such request within ten (10) business days after receipt of such request and of such plans, specifications, drawings and related information as Landlord may reasonably request with respect to the proposed alterations, additions or improvements, and (ii) any failure by Landlord to respond to such request within such ten (10) business days shall be deemed to constitute Landlord’s consent to and approval of the proposed alterations, additions or improvements as submitted by Assignee and Landlord’s agreement that Assignee shall not be required to remove or restore such alterations, additions or improvements upon termination or expiration of the Lease.

(h) Landlord hereby grants to Assignee at no additional cost, fee or charge the non-exclusive authorization to place Assignee’s Communications Facilities in Landlord’s Conduit System (if any) within the Premises, the Building and the Park, as well as in, upon, along, across, under and over the public streets, ways, alleys and places, including public utility easements and public service easements, as the same now or may thereafter exist, to the extent such easements and/or the right to place Communications Facilities in such public streets, ways, alleys and places are owned or controlled by or otherwise available to Landlord in its capacity as owner of the Park, or by their terms are appurtenant to or for the benefit of the Park, subject to the following terms, conditions and provisions:

(1) Any such placement of Communications Facilities by Assignee, including (but not limited to) the repair or restoration of any existing improvements damaged or otherwise affected by Assignee’s placement of such Communications Facilities, any required removal or restoration of such Communications Facilities at the termination or expiration of the Lease, and any construction of rooftop screens or other improvements required by applicable governmental authorities in connection with such placement, (A) shall be considered an alteration, addition or improvement requiring Landlord’s prior written consent in accordance with applicable provisions of the Lease and Workletter; (B) shall be performed at Assignee’s sole cost and expense; (C) shall not be permitted to the extent such placement would overburden any existing Conduit System or would materially interfere with any pre-existing uses of any such existing Conduit System by Landlord or by any other tenants or occupants of the Park; and (D) shall be performed by Assignee in compliance with any guidelines or requirements reasonably imposed by Landlord as a condition to Landlord’s granting of consent to the requested placement, and in compliance with all applicable laws, regulations, ordinances, orders and other requirements of governmental authorities having jurisdiction over the areas in which such placement is occurring, and Assignee shall be obtain, at its sole cost and expense, any and all governmental permits required in connection with such placement.

(2) Assignee specifically acknowledges that the indemnification provisions in Section 10.6(a) of the Lease shall apply to any injuries, losses, actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages and expenses of any kind arising out of, in connection with or as a result of any such placement of Communications Facilities by Assignee or by any employee, agent or contractor acting on behalf of or at the request of Assignee.

(3) The phrase “Communication Facilities” is hereby defined as the cable and associated equipment and hardware utilized by Assignee in the transport of electrical or optical signals used or useful for the transmission of telecommunication message.

(4) The phrase “Conduit System” is hereby defined as any combination of ducts, conduits, manholes, handholes and vaults joined to form an integrated whole, which is owned, licensed or the like either wholly, solely or in part by Landlord (in its capacity as owner of the Park) or which is appurtenant to or exists for the benefit of the Park. The provisions of this Consent apply solely to any such Conduit System as it may exist from time to time, and nothing in this Consent shall be construed to require Landlord to construct or expand any Conduit System for Assignee’s use or benefit at any time.

(i) Landlord and Assignee hereby mutually agree that the following language shall be added to Section 8.1 of the Lease entitled “Landlord’s Obligation for Maintenance” as the penultimate sentence in the section:

“Landlord agrees to the initial replacement of three (3) existing boxcar HVAC units located at the Building and agrees that Landlord shall bear seventy-five percent (75%) of the replacement cost for such units, with Tenant bearing the remaining twenty-five percent (25%) of the replacement cost. It is expressly understood that (i) Tenant shall be responsible for all the work to be performed in replacing such units and shall bill Landlord accordingly; (ii) a fourth HVAC unit exists at the Building and Tenant has Landlord’s approval to replace said unit, the cost of which replacement will be borne one hundred percent (100%) by Tenant; and (iii) Tenant shall be required to obtain Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of (A) the replacement HVAC units to be installed by Tenant, (B) any related modifications to Building HVAC, electrical or other systems to be performed by Tenant, and (C) in the case of the replacement units for which Landlord bears a portion of the cost, the estimated total costs for acquisition and installation of such units.”

(j) In connection with Section 15.1 of the Lease, Landlord hereby certifies to Assignee that the three entities which are signatories to the paragraph appearing at the end of this Consent are the current owners of the Park, and that other than the relationship between Landlord and such current owners, there are no existing ground leases, mortgages, deeds of trust, leasebacks or other hypothecations for security of, on, against or affecting the Park.

(k) Landlord agrees that as part of the improvements Assignee is authorized to construct under (and in accordance with all of the terms of) the Lease and Workletter, Assignee shall have the non-exclusive right (I) to install an antenna and associated equipment on the roof of the Building and to operate, maintain and use such installation for receiving and transmitting communication and data signals at and from the Premises, and (II) to install, operate, maintain and use other types of equipment (such as, but not limited to, generators and/or additional HVAC units) on the roof of the Building, subject in each instance to the following terms, conditions and provisions:

(1) Any such installation, operation, maintenance and use of antennas and other equipment on the roof of the Building by Assignee, including (but not limited to) the repair or restoration of any existing improvements damaged or otherwise affected by Assignee’s placement of such antennas and other equipment on the roof, any required removal or restoration of such installations at the termination or expiration of the Lease, and the construction of any rooftop screening and/or of any roof reinforcements, pads, supports or other structures required by any applicable governmental authorities in connection with the proposed installations or necessary in order to enable the existing roof improvements to support Tenant’s proposed installations in a safe and structurally sound manner, (A) shall be considered an alteration, addition or improvement requiring Landlord’s prior written consent in accordance with applicable provisions of the Lease and Workletter, and Assignee specifically acknowledges and agrees that in connection with and as a condition to any request for such consent, Landlord may require Assignee to provide, at Assignee’s sole cost and expense, engineering studies reasonably acceptable to Landlord regarding the adequacy of the existing roof improvements to support such installations (or, if applicable, regarding any necessary alterations to such existing roof improvements necessary in order to enable them to support such installations); (B) shall be performed at Assignee’s sole cost and expense; (C) shall not be permitted to the extent such installations or the operation thereof materially interferes with any communications equipment or other equipment operated by other tenants or occupants of the Park in the ordinary course of their business from time to time; and (D) shall be performed by Assignee in compliance with any guidelines or requirements reasonably imposed by Landlord as a condition to Landlord’s granting of consent to the requested installations, and in compliance with all applicable laws, regulations, ordinances, orders and other requirements of governmental authorities having jurisdiction over the Park or the Building, and Assignee shall obtain, at its sole cost and expense, any and all governmental permits required in connection with such installations.

(2) Assignee specifically acknowledges that the indemnification provisions in Section 10.6(a) of the Lease shall apply to any injuries, losses, actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages and expenses of any kind arising out of, in connection with or as a result of any such installation, operation, maintenance and use of antennas or other equipment on the roof of the Building by Assignee or by any employee, agent or contractor acting on behalf of or at the request of Assignee.

[signature pages follow]

IN WITNESS WHEREOF, Landlord, Assignee and Assignor have executed this Consent.

Landlord:

Britannia Hacienda VIII LLC, a Delaware limited liability company

By:	Slough Estates USA Inc., a Delaware corporation, Its Operations Manager and Member

	By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider, Senior Vice President

Date: November 7, 2006

Assignee:		Assignor:

Google, Inc., a Delaware corporation		FoxHollow Technologies, Inc., a Delaware corporation

By:	/s/ David Radcliffe	By:	/s/ Mathew Ferguson
	David Radcliffe, VP of Real Estate	Print Name:	Mathew Ferguson
		Title:	CFO
Date:	10/19, 2006	Date:	11/7, 2006

[additional signature page follows]

The undersigned entities, being all of the fee owners (as tenants in common) of the Park as defined in the foregoing Consent, hereby acknowledge, confirm and agree that: (i) they approve and accept the terms of the Lease, the Assignment and the foregoing Consent; (ii) Britannia Hacienda VIII LLC was authorized to enter into the Lease and is authorized to enter into the Consent and to perform all of the obligations of Landlord under such respective documents; and (iii) in the event they or any of them succeed to the right, title and interest of Landlord under the Lease, in consideration of and conditional upon attornment by Assignee or by any permitted assignee of Assignee’s interest under the Lease as contemplated in the next-to-last sentence of Section 15.1 of the Lease, they will not disturb the rights or occupancy of Assignee or of such permitted assignee, as applicable, under the Lease, so long as Assignee or such permitted assignee, as applicable, is not in material default under the Lease beyond any applicable cure periods (for which purpose the occurrence and continuance of any event of default under Section 14.1 of the Lease shall be deemed to be “material”).

Slough CDEC II, LLC, a Delaware limited liability company

By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider, Secretary

Slough CDEC III, LLC, a Delaware limited liability company

By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider, Secretary

Slough CDEC IV, LLC, a Delaware limited liability company

By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider, Secretary

Date (for all): November 7, 2006